Exhibit 107

CALCULATION OF REGISTRATION FEE TABLES

Form F-3

(Form Type)

Safe Bulkers, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.001 per share	Rule 457(o)	$300,000,000	100%	$300,000,000	0.00014760	$44,280
Equity	Preferred Stock, par value $0.01 per share
Other	Warrants
Other	Subscription Rights
Other	Debt Securities
	Total Offering Amounts		$300,000,000		$300,000,000
	Total Fee Offsets						–
	Net Fee Due						$44,280

(1)	There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold from time to time at indeterminate prices, with any initial aggregate public offering price not to exceed $300,000,000. Separate consideration may or may not be received for shares that are issuable on exercise, conversion or exchange of other securities or that are issued in units. Rights to purchase preferred stock initially will trade together with the common stock. The value attributable to the rights, if any, will be reflected in the price of the common stock.

(2)	The proposed maximum aggregate offering price of each class of securities will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to the General Instruction II.C. of Form F-3 under the Securities Act of 1933.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, with respect to the securities to be sold by the Registrant. In no event will the aggregate initial offering price of the securities registered hereby exceed $300,000,000 (unless a post-effective amendment is filed), or, if any securities are in any foreign currency units, the U.S. dollar equivalent of $300,000,000 and if any securities are issued at original issue discount, such greater amount as shall result in an aggregate offering price not to exceed $300,000,000.